AMENDMENT

To

Transfer Agency and Service Agreement

Between

Each of the Entities, Individually and not Jointly, as Listed on Schedule A

And

DST Asset Manager Solutions, Inc. (f/k/a Boston Financial Data Services, Inc.)

This Amendment is entered into as of this 1st day of June, 2018, between DST Asset Manager Solutions, Inc. (f/k/a Boston Financial Data Services, Inc.) (the “Transfer Agent”) and each of the entities, individually and not jointly, as listed on Schedule A (collectively, the “Funds” and individually, the “Fund”). In accordance with Section 16.1 (Amendment) of the Transfer Agency and Service Agreement between the parties dated June 30, 2011, as amended (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants of the parties herein contained, the parties acknowledge and agree as follows:

1.

Name Change. All references throughout the Agreement to “Boston Financial Data Services, Inc.,” which has changed its name to “DST Asset Manager Solutions, Inc.,” effective January 1, 2018, shall be deemed to be replaced with such new name. Additionally, all references in the Agreement and in any exhibits or schedules thereto to the “Transfer Agent” shall be deemed to refer to DST Asset Manager Solutions, Inc.

2.	Additional Services.

a.	“Blue Sky” Reporting. Section 1.2(c) of the Agreement is hereby deleted and replaced in its entirety by the following new Section 1.2(c):

“The Transfer Agent shall be responsible for the daily transmission of a sales data file in industry standard format to such vendor as identified in writing by the Fund or its Administrator.”

b.	Blue Sky Services. Section 1.2 of the Agreement is hereby amended by adding the following new sub section (j):

“Blue Sky Services. At the direction of the Funds, the Transfer Agent will perform the Blue Sky Services set forth on the attached schedule (“Schedule 1.2(j) entitled “Blue Sky Services”). In connection therewith, the Funds shall be responsible for determining and advising Transfer Agent with respect to (i) those jurisdictions in which Notice Filings are to be submitted and (ii) the dollar amount to be permitted to be sold in each such jurisdiction. Unless otherwise specified in writing by the parties, the Funds shall also be responsible for determining the availability of any exemptions under a jurisdiction’s blue sky laws and ensuring the proper application of any such exemptions by the Funds and its intermediaries. In the event that the Transfer Agent becomes aware of (a) the sale of the Funds’ shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of the Funds’ shares in excess of the number of shares of the Funds permitted to be sold in such jurisdiction, the Transfer Agent shall report such information to the Funds and the Funds shall instruct the Transfer Agent with respect to the corrective action to be taken. In connection with the services described herein, the Funds shall issue in favor of the Transfer Agent a limited power of attorney to submit Notice Filings and payments with respect thereto on behalf of the Funds which power of attorney shall be substantially in the form of Appendix A attached to Schedule 1.2(j) In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(j), the Funds agree to pay the Transfer Agent the Blue Sky Service fees set forth on Schedule 3.1, as amended by the parties from time to time, and any expenses associated with such additional duties.”

3.	Blue Sky Services Schedule. The Agreement is hereby amended to add new Schedule 1.2(j) – entitled “Blue Sky Services,” which is attached to this amendment and incorporated into the Agreement hereby.

4.	Fee Schedule. Schedule 3.1 (Fees) to the Agreement is hereby amended to add the following new section:

[Reserved.]

5.	All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised hereby and

6.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES,	DST ASSET MANAGER SOLUTIONS,
INDIVIDUALLY AND NOT JOINTLY,	INC.
AS LISTED ON SCHEDULE A

By: /s/Timothy M. Bonin	By: /s/Craig B. Hollis

Name: Timothy M. Bonin	Name: Craig B. Hollis

Title: CFO	Title: Head of Compliance
As an Authorized Officer on behalf of each of
the Funds indicated on Schedule A

SCHEDULE 1.2(j)

BLUE SKY SERVICES

Fund Responsibilities

In connection with the provision of the Services by the Transfer Agent, Fund shall:

1.

Serve as liaison between the Funds’ existing Blue Sky provider and Transfer Agent to facilitate the conversion of the Funds’ existing files and sales feeds to Transfer Agent’s Blue Sky Solution database;

2.	With respect to each Fund, identify the states and territories where the Fund’s shares will be offered for sale;

3.	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of Transfer Agent;

4.	Work with Transfer Agent to identify what systematic exemptions will be taken by the Funds;

5.	Provide written instructions in Transfer Agent’s standard format to implement systematic exemptions and exclusions from reporting where practicable on the Transfer Agent’s Blue Sky database;

6.

Provide written instructions to Transfer Agent to remove current permit period sales from Transfer Agent’s Blue Sky database upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

7.

Facilitate the issuance of a limited power of attorney in favor of Transfer Agent in the form set forth in Appendix A to this Schedule in order that Transfer Agent may submit Notice Filings and other filings required by the states and territories and payments with respect thereto on behalf of each Fund;

8.

To the extent Fund is notified by an intermediary of new sales data feeds, notify Transfer Agent in writing of any changes to or additions of Blue Sky sales data feeds and work with Transfer Agent to facilitate the necessary updates;

9.	Facilitate the transmission of wire transfers for payment by the Funds for invoiced state fees as needed; and

10.	Provide written instruction detailing action to be taken upon receipt of written notification from Transfer Agent that a direct broker Blue Sky sales feed is available for activation.

Transfer Agent Responsibilities

Transfer Agent will perform the Services set forth below.

1.

Coordinate the conversion, including any and all related state filings, from the Funds’ existing Blue Sky service provider to Transfer Agent including all state permits and all activated sales feeds identified by Fund;

2.

File Initial Notice Filings, as applicable, in all states and territories in which the applicable Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

3.

File each Fund’s renewals and amendments to reflect correspondent changes, name changes, terminations, domicile changes, issuer address changes, fiscal year end changes, distributor changes, as applicable, in all states and territories in which the applicable Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

4.	File each Fund’s sales reports to the extent required by applicable law, in the form of and as required by the applicable laws of the states and territories;

5.	Invoice each Fund for fees owed to each state in accordance with procedures agreed upon in writing by Fund and Transfer Agent;

6.	At the direction of Fund, make payments, at the expense of the applicable Fund, of Notice Filing fees;

7.	File all necessary notices to permit each Fund or class of a Fund that is eligible for reduced fees applicable to money market funds or otherwise to qualify for reduced fees in a state or territory;

8.

File all correspondence and related documentation so as to provide notice of the applicable Fund’s intent to take exemptions if such notice is required by the state or territory in order to permit the Fund to utilize such exemptions;

9.	Advise Fund prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so Fund can advise in writing the action to be taken;

10.	Provide Fund information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available in the states and territories;

11.

Include in sales report filings, all sales reported to Transfer Agent via (i) transfer agency Blue Sky sales feed and; (ii) broker Blue Sky sales feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Funds’ prior Blue Sky vendor, or (b) confirmed in writing by Fund to be activated, less any exempt sales Fund has directed Transfer Agent in writing to remove prior to such filing.

12.	At the direction of Fund, serve as liaison between the Funds, and the applicable Blue Sky jurisdiction:

13.	Conduct annual due diligence reviews;

14.

In the event that Transfer Agent becomes aware of the sale of a Fund’s shares in a jurisdiction in which no Notice Filing has been made, Transfer Agent shall report such information to Fund and Fund shall instruct Transfer Agent with respect to the corrective action to be taken;

15.

File all additional amendments to increase registered amounts in accordance with agreed upon procedures in all states and territories in which the applicable Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

16.	Perform such additional services as Transfer Agent and Fund may agree upon in writing and added to this Agreement by amendment.

APPENDIX A

To

SCHEDULE 1.2(j)

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of                              , 20__, that (the “Trust”) on behalf of its currently existing series and all future series (the “Funds”), with principal offices at                                                      , makes, constitutes, and appoints DST Asset Manager Solutions, Inc. (“DST AMS”) with principal offices at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1.    NOTICE FILINGS FOR FUND SHARES. The power to submit (in any format accepted) notice filings for the Funds in each jurisdiction in which each Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of DST AMS in connection with the notice filings of the Fund’s shares.

2.    CUSTODY ACCOUNTS AND FILING FEE TRANSMISSION. The power to draw, endorse, and deposit checks and/or transmit electronic payments on behalf of the Funds in connection with making notice filings for the Funds’ shares with state securities administrators.

3.    AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, DST AMS employees authorized at the discretion of DST AMS shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this Limited Power of Attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by DST AMS of such termination of authority. Nothing herein shall be construed to constitute the appointment of DST AMS as or otherwise authorize DST AMS to act as an officer, director or employee of the Fund.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

BMO FUNDS

By:
Name:
Title:

Subscribed and sworn to before me this                      day of                     , 20         .

Notary Public
State of
In and for the County of
My Commission Expires